EXHIBIT 99.2

Bion to be Panelist on US EPA’s Inaugural

Water Quality Trading Workshop and Webinar

November 14, 2012. New York, New York. Bion Environmental Technologies, Inc. (OTC QB/BB: BNET) today announced it has been invited to be a panelist on the upcoming Water Quality Trading Workshop and Webinar, v1.0, hosted by the US EPA. The national webinar will be conducted from Washington, DC, on Wednesday, November 28th, from 11:00 AM to 5:00 PM Eastern Time.

The webinar is to provide a forum for stakeholders to discuss the status and next steps in advancing environmental markets as a tool to achieve water quality improvement under the Clean Water Act. The workshop is to help participants better understand the needs and perspectives of potential ‘buyers’ and ‘sellers’ of water quality improvements (credits), and the stakeholders they interact with, and discuss ways to promote and enhance trading and market opportunities. The webinar is an indicator of the US EPA’s commitment to reducing the impacts of excess nutrients, water quality trading to help reach those goals, and EPA’s efforts to provide states the tools they need to achieve their water quality objectives.

Other speakers at the webinar will include Nancy Stoner, Assistant Administrator, US EPA Office of Water; Ann Mills, USDA Deputy Undersecretary for Natural Resources and Environment; the Commonwealth of Virginia; the National Association of Clean Water Agencies; the Iowa Soybean Association; the Fresh Water Trust and others. The intended audience of the webinar is program managers such as states, other government organizations, and NGOs, and industry representatives for credit ‘buyers’ and ‘sellers’.

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream that can be used to produce renewable energy.

Bion installed its next-generation dairy waste treatment system on July 2011at Kreider Dairy Farms, a 1,200 cow dairy facility in Lancaster County, Pennsylvania. In August 2012 the system was issued a full and final water quality permit and its nitrogen reductions were verified by the PA Department of Environmental Protection. Verified nitrogen reductions can be used to offset at substantially lower cost the requirements to reduce nitrogen imposed on municipal waste water treatment plants, power plants and other point sources in the Chesapeake Bay and other watersheds. For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct